As filed with the Securities and Exchange Commission on May 3, 2002
                                                      Registration No. 333-73374
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                           AMENDMENT NO. 1 TO FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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                                  EQUITEX, INC.
                 (Exact name of Registrant specified in charter)

        DELAWARE                                        84-0905189
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)


                            7315 EAST PEAKVIEW AVENUE
                            ENGLEWOOD, COLORADO 80111
                                 (303) 796-8940
    (Address, including zip code, and telephone number, including area code,
                   Registrant's principal executive offices)

                      HENRY FONG, PRESIDENT, TREASURER AND
                             CHIEF FINANCIAL OFFICER
                            7315 EAST PEAKVIEW AVENUE
                            ENGLEWOOD, COLORADO 80111
                                 (303) 796-8940
 (Name, address and telephone number, including area code, of agent for service)

          Copies of communication, including all communication sent to the agent for service, should be sent to:

                              JOHN W. KELLOGG, ESQ.
                              RACHANA SASTRY, ESQ.
                  FRIEDLOB SANDERSON PAULSON & TOURTILLOTT, LLC
                     1775 SHERMAN STREET, TWENTY-FIRST FLOOR
                             DENVER, COLORADO 80203
                                 (303) 571-1400

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APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

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If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check this following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

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                         CALCULATION OF REGISTRATION FEE
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Title of each class of securities         Amount to be              Proposed           Proposed             Amount of
         to be registered                  registered               maximum            maximum            registration
                                                                offering price        aggregate                fee
                                                                   per share        offering price
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Common Stock                              9,671,848 (2)             $4.00 (3)         $38,687,392             $9,672
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Common Stock Underlying
Weighted Average Warrants
Granted in Connection with the
Acquisitions of Nova Financial
Systems, Inc. and Key Financial           3,933,350 (1)             $5.65 (4)         $22,223,428             $5,556
Systems, Inc.
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Common Stock Underlying Nominal
Warrants Granted in Connection
with the Acquisitions of Nova
Financial Systems, Inc. and Key
Financial Systems, Inc.                     990,134 (1)             $0.02 (5)             $19,803                 $5
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Common Stock Underlying
Warrants Granted in Connection
with the Series H 8% Convertible
Preferred Stock Issuance                    471,800 (1)                 $5.78          $2,727,004               $682
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Common Stock to be Issued Upon
Conversion of Series I 6%
Convertible Preferred Stock               2,057,142 (1)             $4.00 (3)          $8,228,568             $2,057
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Common Stock Underlying
Warrants Granted in Connection
with the Issuance of Series I 6%
Convertible Preferred Stock of              292,500 (1)             $5.25 (6)          $1,535,625               $384
August 3, 2001
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Common Stock Underlying
Warrants Granted in Connection
with the Issuance of  Series I 6%
Convertible Preferred Stock of               17,500 (1)             $5.25 (6)             $91,875                $23
August 6, 2001
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Common Stock Underlying
Warrants Granted in Connection
with the Issuance of  Series I 6%
Convertible Preferred Stock of               90,000 (1)             $5.32 (7)            $478,800               $120
August 8, 2001
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TOTAL                                        17,524,274                               $73,992,495            $18,499
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(1) Plus such indeterminable number of shares of common stock as may be issuable by reason of the anti-dilution provisions of such warrants.

(2) Shares of common stock issued pursuant to the acquisitions of Nova Financial Systems, Inc. and Key Financial Systems, Inc., the conversions of 2,359 shares of Series H 8% Convertible Preferred Stock and 400 shares of Series I 6% Convertible Preferred Stock.

(3) Pursuant to Rule 457(c) the offering price per share and aggregate offering price are based upon the average closing bid price of Equitex's common stock as quoted on the Nasdaq SmallCap Market on November 9, 2001.

(4) Pursuant to the warrant agreements executed between Equitex and the selling securityholders dated August 3, 2001, the exercise price of the weighted average warrants issued in connection with the acquisitions of Nova Financial Systems, Inc. and Key Financial Systems, Inc. is $5.65.

(5) Pursuant to the warrant agreements executed between Equitex and the selling securityholders dated August 3, 2001, the exercise price of the nominal warrants issued in connection with the acquisitions of Nova Financial Systems, Inc. and Key Financial Systems, Inc. is $0.02.

(6) Pursuant to the registration rights agreement executed between Equitex and the selling securityholders, the warrant exercise price is equal to the average of the closing bid prices of our common stock in a regular day session as reported on the Nasdaq National SmallCap Market for the five trading days immediately preceding the closing dates for the sales of the Series I Convertible Preferred Stock. Accordingly, the warrants issued in connection with the sales of Series I Convertible Preferred Stock that closed on August 3, 2001 and August 6, 2001 are exercisable at $5.25 per share.

(7) Pursuant to the registration rights agreement executed between Equitex and the selling securityholders, the warrant exercise price is equal to the average of the closing bid prices of our common stock in a regular day session as reported on the Nasdaq National SmallCap Market for the five trading days immediately preceding the closing dates for the sales of the Series I Convertible Preferred Stock. Accordingly, the warrants issued in connection with the sales of Series I Convertible Preferred Stock that closed on August 8, 2001 are exercisable at $5.32 per share.

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THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              --------------------

                     Subject to Completion Dated May 3, 2002


                                  EQUITEX, INC.

                 17,524,274 SHARES OF COMMON STOCK TO BE OFFERED
                    AND SOLD BY THE SELLING SECURITYHOLDERS

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     This is a public offering of shares of common stock of Equitex, Inc. by the selling securityholders. The selling securityholders will offer the shares from time to time at prevailing market prices. Equitex will not receive any of the proceeds from the offering, except for any proceeds from the cash exercise of warrants owned by the selling securityholders.

     Our common stock trades on the Nasdaq SmallCap Market under the symbol EQTX. On April 30, 2002, the last reported sale price of our common stock on the Nasdaq SmallCap Market was $1.10 per share.

     We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

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AN INVESTMENT IN THE STOCK OF EQUITEX INVOLVES A HIGH DEGREE OF RISK. THE SHARES SHOULD ONLY BE PURCHASED BY PERSONS WHO CAN AFFORD A COMPLETE LOSS. SEE "RISK
                         FACTORS" BEGINNING ON PAGE 8.

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     The Securities and Exchange Commission has not approved or disapproved these securities or determined that this prospectus is truthful or complete. A representation to the contrary is a criminal offense.

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                   The date of this Prospectus is May _, 2002

                                TABLE OF CONTENTS



  Where You Can Find More Information........................................-3-

  Forward-Looking Statements.................................................-4-

  Equitex, Inc...............................................................-5-

  Recent Developments........................................................-8-

  Risk Factors...............................................................-9-

  Description of Capital Stock..............................................-19-

  Selling Securityholders...................................................-21-

  Plan of Distribution......................................................-25-

  Indemnification Provided in Connection with the
   Offering by the Selling Securityholders..................................-26-

  Legal Matters.............................................................-26-

  Experts...................................................................-26-

                       WHERE YOU CAN FIND MORE INFORMATIOn

     Federal securities law requires us to file information with the Securities and Exchange Commission concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, proxy statements and other information with the Commission. You can inspect and copy this information at the Public Reference Facility maintained by the Commission at Judiciary Plaza, 450 5th Street, N.W., Room 1024, Washington, D.C. 20549. You can also do so at the following regional offices of the Commission:

    o New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; or

    o Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     You can receive additional information about the operation of the Commission's Public Reference Facilities by calling the Commission at 1-(800)-SEC-0330. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that, like us, file information electronically with the Commission.

     The Commission allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to the other information we have filed with the Commission. The information that we incorporate by reference is considered to be part of this prospectus, and related information that we file with the Commission will automatically update and supersede information we have included in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling securityholders sell all of their shares or until the registration rights of the selling securityholders expire. This prospectus is part of a Registration Statement that we filed with the Commission (Registration No. 333-73374).

            FILING                             PERIOD
Annual Report on Form 10-K....... For the year ended December 31, 2001
The Description of our Common
Stock............................ Registration Statement on Form 8-A filed with the Commission July 21, 1983
Current Report on Form 8-K....... Filed with the Commission on January 7, 2002
Current Report on Form 8-K....... Filed with the Commission on January 29, 2002
Current Report on Form 8-K/A..... Filed with the Commission on January 30, 2002
Current Report on Form 8-K/A..... Filed with the Commission on March 6, 2002

     You can request a free copy of the above filings or any filings subsequently incorporated by reference into this prospectus by writing or calling us at the following address:

                                  Equitex, Inc.
                            7315 East Peakview Avenue
                            Englewood, Colorado 80111
                            Telephone: (303) 796-8940
                            Facsimile: (303) 796-9762

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement or amendment to this prospectus. We have not authorized anyone else to provide you with different information or additional information. The selling securityholders will not make an offer of Equitex's common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

                           FORWARD-LOOKING STATEMENTS

     Certain statements contained in this prospectus and in the documents incorporated by reference herein, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Exchange Act, as amended. These forward-looking statements can be identified by the use of predictive, future-tense or forward-looking terminology, such as "believes," "anticipates," "expects," "estimates," "may," "will" or similar terms. Forward-looking statements also include projections of financial performance, statements regarding management's plans and objectives and statements concerning any assumption relating to the foregoing. Certain important factors regarding our business, operations and competitive environment which may cause actual results to vary materially from these forward-looking statements are discussed below under the caption "Risk Factors."

                                  EQUITEX, INC.

     We are a holding company that operates through our wholly-owned subsidiaries, Key Financial Systems, Inc., a Florida corporation ("Key Financial Systems"), Nova Financial Systems, Inc., a Florida corporation ("Nova Financial Systems"), and Chex Services, Inc., a Minnesota corporation.

KEY FINANCIAL SYSTEMS AND NOVA FINANCIAL SYSTEMS

     Key Financial Systems and Nova Financial Systems are financial companies that specialize in selling credit card programs designed for high credit risk clients. Key Financial Systems and Nova Financial Systems are also full service organizations, that provide credit card portfolio management services, including automated application processing, customer service, mediation, collection services, risk management, accounting and management information systems.

     Key Financial Systems was established in Clearwater, Florida in June 1997 to design, market and service credit card products aimed at the sub-prime credit market. In late 1998, the sister company, Nova Financial Systems was formed to provide the same services as Key Financial Systems for Key Financial Systems' second bank client.

     While Key Financial Systems marketed the Pay As You Go credit card program with Net 1st National Bank, on March 1, 2002, federal banking regulators closed Net 1st National Bank and subsequently the Federal Deposit Insurance Corporation notified all of Net 1st National Bank's credit cardholders that their accounts would be closed. Key Financial Systems is pursuing approximately $2,300,000 in receivables from credit card fees that had accrued monthly on previously active credit card accounts due from Net 1st National Bank from the Federal Deposit Insurance Corporation.

     As of March 1, 2002, Key Financial Systems and Nova Financial Systems have processed over 1,600,000 credit card applications.

     Upon the closing of Net 1st National Bank, Key Financial Systems took immediate steps to eliminate operating costs associated with the marketing of the Pay As You Go program at Net 1st National Bank. Key Financial Systems retained its core personnel allowing them to maintain the infrastructure necessary to quickly re- establish marketing and servicing capabilities upon establishing a relationship with a new financial institution. Key also reallocated certain resources to other contract projects, which should provide ongoing cash flow. On March 13, 2002, we announced that under an amended agreement, Key Financial Systems had been authorized to provide marketing services to a credit card issuer to 5,000 potential customers per day.

     On March 15, 2002, we announced the signing of a letter of intent to develop a credit card program for an existing financial institution. Completion of this transaction is subject to further due diligence by both parties, negotiation and execution of a definitive agreement, necessary state or federal regulatory approvals, board of director approval and any necessary stockholder approvals. There is no assurance this transaction will be completed.

CHEX SERVICES, INC.

     Chex Services, Inc. ("Chex Services") was organized as a Minnesota corporation in July, 1992. Chex Services provides comprehensive cash access services to casinos, and other gaming establishments, while also marketing its products ala' carte to other establishments in the casino, entertainment, and hospitality industries. Chex Services' total funds transfer system allows casino patrons to access cash through check cashing, credit/debit card cash advances, automated teller machines and wire transfers. Chex Services' check and credit card advance systems allow it to compile detailed demographic data about patrons that utilize these services. The collected patron demographic data is then provided to the casino operators and can be used in their marketing efforts.

     Currently, Chex Services has contracts to provide its comprehensive cash access service portfolio to twenty-seven (27) locations. In addition, it provides ala' carte products and services to twenty-two (22) other locations. At each such location, Chex Services places credit/debit card cash advance systems and/or automated teller machine terminals at the facility. In locations where Chex Services provides its comprehensive services, Chex Services actually operates its own independent teller facility separate from the casino's cashier cage. This teller facility is staffed by Chex Services' employees to process transactions and disburse cash to the location's customers when they transact requests for check cashing, credit/debit card advances, wire transfers and other services, such as the issuance of money orders.

     Chex Services provides services pursuant to the terms of a financial services agreement entered into with each gaming establishment. The financial services agreement specifies which cash access services will be provided by Chex Services, the transaction fees to be charged by Chex Services to patrons for each type of cash access transaction and the amount of compensation to be paid by Chex Services to the casino. Pursuant to all of these agreements with the locations serviced, Chex Services maintains the exclusive rights (with rare exception) to provide its services for the term of the contract.

     At each location where Chex Services provides its cash access services, it must have sufficient cash available to process both check cashing and credit card advance transactions. Additionally, at each location where it operates automated teller machines, Chex Services must have sufficient cash available to replenish the automated teller machine. The amount of cash required is dependent upon transaction volume that Chex Services calculates on a location-by-location basis to ensure sufficient reserves. To meet its cash needs, Chex Services arranges to have the cash it maintains on deposit delivered from a local bank as needed. Chex Services usually utilizes the same financial institution for depositing customer checks.

     CREDIT/DEBIT CARD CASH ADVANCE SERVICES.

     Chex Services' credit/debit card cash advance services allow patrons to use their VISA, MasterCard, Discover, and American Express cards to obtain cash. The remote cash access terminals and other equipment used to provide credit card cash advance services are provided by a vendor pursuant to cash advance service agreements between Chex Services and the vendor. Each of the cash advance service agreements provides that the vendor will supply, install and maintain, at the vendor's expense, the equipment and supplies necessary to operate the cash advance system.

     Under the terms of the cash advance service agreement, the vendor charges each patron completing a credit card advance transaction a service fee based on the cash advance amount and pays a portion of such service fee to Chex Services. The service fee and the credit card cash advance amount are charged against the credit card account of the location patron effecting the transaction and deposited by the appropriate credit card company into the vendor's account. The vendor reimburses Chex Services for the advance amount by check and pays the commission due to Chex Services in the month following the month the transaction was completed. At the locations where Chex Services provides credit card advance services, it pays the operator a commission for each completed credit card cash advance transaction.

     Patrons may initiate a credit card cash advance transaction at a remote credit card cash advance terminal at Chex Services' teller facility. The remote credit card cash advance terminals consist of a credit card reader with an integrated keypad and a digital display. The patron initiates the credit card cash advance transaction by swiping the credit card's magnetic strip through the card reader and then entering the amount of cash requested. The remote terminal automatically accesses the credit card company's authorization center for approval of the transaction. If the transaction is approved, a cash advance draft is automatically generated at the teller facility and the patron is directed to go to the teller facility to obtain the cash advance. At the teller facility, the employee verifies the patron's identity and performs certain other security measures gathering certain demographic information, including the patron's address and telephone number. The patron then endorses the back of the cash advance draft, initials the front of the draft acknowledging the service fee charge and receives the cash requested with a transaction receipt. The vendor, pursuant to the terms of the cash advance service agreement with Chex Services, guarantees payment to Chex Services for all transactions that are processed in accordance with the procedures specified in the cash advance service agreement.

     CHECK CASHING SERVICES.

     Chex Services' check cashing services allow location patrons to access cash by writing a check to Chex Services at its teller facility staffed by employees of Chex Services. Chex Services' employees conduct the authorization and verification process for check cashing transactions in accordance with detailed procedures developed by Chex Services designed to help minimize bad debts.

     Chex Services' customers are granted check cashing limits based upon their check cashing history that is captured and maintained by Chex Services. The customer's ability to pay is critical in establishing their check cashing limits.

     Chex Services charges the customer a fee for cashing checks. The fee for personal checks ranges from 3% to 10% of the amount of the cashed check. At the locations where Chex Services provides check cashing services, Chex Services pays the location operator a commission based upon the monthly amount of checks cashed. Chex Services also cashes other financial instruments at varying customer fees, such as money orders, government checks, payroll checks, insurance checks, etc.

     Chex Services' check cashing services benefit location operators by providing demographic information on the location's patrons, relieving the location of any risk and collection costs associated with returned checks and by allowing the location to focus on the aspects of the business that they do best.

     Chex Services mitigates its potential for returned items by establishing check cashing limits based on the customer's history at Chex Services locations. In addition, Chex Services utilizes national negative databases to determine if a customer has written nonnegotiable checks in the past. It also contacts the customer's bank to verify funds availability in the customer's checking account. Additionally, Chex Services obtains the fingerprints and a photo of its customers to deter potential bad checks and to assist its efforts in collections when necessary.

     AUTOMATED TELLER MACHINE SYSTEMS.

     Under the terms of the agreements with the processor (vendor), Chex Services receives a surcharge fee for each cash withdrawal and the vendor credits Chex Services' bank settlement account for each transaction, less any processing fees. The surcharge, which is a charge in addition to the cash advance, is made against the bank account of the patron effecting the transaction and is deposited in the vendor's account. The vendor reimburses Chex Services for the cash advance amount generally within two days of the transaction and pays the surcharge commission due Chex Services for each withdrawal either immediately or in the month following the month the transactions were completed. This variance in the timing of the surcharge payments is based upon the automated teller machine processing agreements between Chex Services and its vendors. Chex Services generally passes on an agreed upon percentage of the surcharge commissions to the locations where the automated teller machines are placed.

     MARKETING AND SALES OF SERVICES.

     Chex Services' objective is to increase the number of locations at which it provides cash access services in the gaming industry. It intends to pursue additional contracts with new casinos, existing casinos not currently contracting with a cash access provider and other existing casinos when such casinos' current contracts with other cash access service providers expire. At December 31, 2001, Chex Services had 44 contracts with casinos and other gaming establishments as compared to 30 at December 31, 2000. As of December 31, 2001, Chex Services is the number one provider of full service booth cash access operations to the Native American gaming industry.

     In furtherance of Chex Services' objective to increase its market share, its marketing plan is designed to increase Chex Services' profile in the casino industry. The marketing plan includes increasing direct personal contact with casino management personnel responsible for decision making regarding cash access services, including the implementation of customer service workshops that are designed for Chex Services and the casino's employees. Chex Services has developed a network of associates in the casino industry who are able to refer casino management to Chex Services. It also advertises in trade publications, attends industry trade shows and distributes sales material to casino operators through direct mail.

                               RECENT DEVELOPMENTS

STATUS OF PAY AS YOU GO CREDIT CARD PROGRAM.

     On March 1, 2002, federal banking regulators closed Net 1st National Bank, the only bank which marketed the Pay As You Go credit card program, and the Federal Deposit Insurance Corporation notified all of Net 1st National Bank's credit cardholders that their accounts would be closed. As a result, Key Financial Systems has suspended marketing for Net 1st National Bank and the Pay As You Go credit card program and the number of active credit card accounts was subsequently reduced from 149,000 to 9,800.

                                  RISK FACTORS

     PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT IN OUR COMMON STOCK. YOU SHOULD BE AWARE THAT THE OWNERSHIP OF OUR COMMON STOCK INVOLVES RISKS, INCLUDING THOSE DESCRIBED BELOW AND ELSEWHERE IN THIS REGISTRATION STATEMENT, THAT COULD ADVERSELY AFFECT THE VALUE OF YOUR HOLDINGS. WE ARE NOT MAKING, AND NO OTHER PERSON IS AUTHORIZED TO MAKE, ANY REPRESENTATION AS TO THE FUTURE MARKET VALUE OF OUR COMMON STOCK.

                  RISKS REGARDING OUR HISTORY AND ACQUISITIONS

WE HAVE HAD A NET LOSS IN 2001 AND THERE IS NO ASSURANCE WE WILL HAVE A PROFIT THIS YEAR.

     We incurred a net loss of approximately $1.03 million (a loss applicable to common stockholders of approximately $4.2 million) for the year ended December 31, 2001, compared to net income, net income applicable to common stockholders of approximately $3.6 million for the year ended December 31, 2000. There is no assurance that we will have a profit for the year ended December 31, 2002.

WE HAVE NOT CONSUMMATED CERTAIN RECENT MERGERS AND ACQUISITIONS AND WE CAN PROVIDE NO ASSURANCE THAT WE WILL SUCCEED WITH OUR CURRENT ACQUISITION PLANS.

     We failed to consummate two acquisitions and one merger. On August 2, 2000, we announced that our agreement for the acquisition of First TeleBanc Corp. had expired. In addition, as a result of certain deficiencies noted in the operations of First TeleBanc Corp.'s operating bank, Net 1st National Bank, we withdrew our application with the Federal Reserve to become a bank holding company. On September 21, 2000, we agreed to terminate our agreement and plan of merger with Innovative Gaming Corporation of America. While we acquired First Bankers Mortgage Services, Inc. on August 23, 1999, we reached an agreement to rescind the acquisition on August 15, 2000, effective June 28, 2000. We can provide no assurance that the acquisitions of Nova Financial Systems and Key Financial Systems or Chex Services will prove to be successful.

WE HAVE ACQUIRED THREE COMPANIES THAT HAVE ENTERED US INTO NEW BUSINESSES AND THERE IS NO ASSURANCE THAT WE WILL SUCCEED IN THEIR CONTINUED MANAGEMENT AND OPERATIONS.

     Upon the acquisitions of Nova Financial Systems, Key Financial Systems and Chex Services, we entered into new businesses that require the investment of additional capital and the continuous involvement of senior management. Our entry into these new businesses have resulted in increased demands on our personnel and systems. An inability to customize and manage our new businesses could have a material adverse effect on our financial condition, results of operations and business prospects. Our ability to support and manage continued growth is dependent upon, among other things, our ability to attract and retain senior management for each our businesses, and our ability to hire, train, and manage our workforce successfully. We may not be able to successfully meet all of these challenges.

                      RISKS ASSOCIATED WITH OUR SECURITIES

BECAUSE WE HAVE NOT HAD THE REGISTRATION STATEMENT ON FORM S-3 DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION, WE FACE PENALTIES UNTIL IT IS DECLARED EFFECTIVE.

     Pursuant to registration rights agreements between us and our Series I Preferred Stockholders, we were required to have a registration statement registering the shares of common stock underlying the Series I Preferred Stock declared effective within 180 days after the investors purchase of the Series I Preferred Stock. Because a registration statement has not been declared effective, on March 1, 2002, we incurred $57,748 in penalties and on March 4, 2002, an additional amount of $12,000 was incurred. We incurred an additional $62,000 in penalties for failure to have a registration statement declared effective by March 31 or April 3, 2002. We incur penalties equal to 2% of the investment for each 30-day cycle in which the registration statement is not declared effective. If we fail to have the registration statement declared effective within the next 30-day cycle (ie., before April 30 and May 3, 2002), additional penalties will be incurred. The penalty increases to 4% of the investment for each 30-day cycle if the registration statement is not declared effective by September 27, 2002 and September 30, 2002. We would incur $117,000 in penalties on September 27, 2002 and $43,000 on September 30, 2002.

THE CONVERSION OF OUTSTANDING PREFERRED STOCK AND THE EXERCISE OF WARRANTS AND OPTIONS AT PRICES BELOW THE MARKET PRICE OF OUR COMMON STOCK COULD CAUSE A DECREASE OR CREATE A CEILING ON OUR MARKET PRICE.

     The conversion of outstanding preferred stock into approximately 5,153,847 shares of our common stock at an estimated average conversion price of $0.715 per share and the exercise of warrants and options into 8,386,532 shares of our common stock at an estimated average exercise price of $4.98 per share, which includes the warrants to purchase an aggregate of 4,918,632 shares of our common stock that were issued in the Nova Financial Systems and Key Financial Systems acquisition, may be below the market price of our common stock. Depending on the market price of our common stock at the time of the conversion or exercise, this may cause a decrease or create a ceiling on the market price of our common stock.

THERE MAY BE SUBSTANTIAL DILUTION FROM THE CONVERSION OF OUTSTANDING PREFERRED STOCK TO OUR CURRENT STOCKHOLDERS.

     Our stockholders may experience dilution from the conversion of shares of our Series D, G and I Convertible Preferred Stock into approximately 5,153,847 shares of our common stock or 24% of the number of shares of common stock currently outstanding. Of the 1,200 shares of Series D 6% Convertible Preferred Stock issued, 475 shares have been converted into 127,364 shares of our common stock. The remaining 725 outstanding shares of Series D 6% Convertible Preferred Stock would currently convert into approximately 1,013,986 shares of our common stock as of April 30, 2002, using a conversion price of 65% of the closing price of our common stock of $1.10 at that date. Of the 1,300 shares of our Series G Convertible Preferred Stock issued, 600 shares have been converted into 222,891 shares of our common stock. The remaining 700 outstanding shares of Series G Convertible Preferred Stock would currently convert into approximately 979,021 shares of our common stock as of April 30, 2002, using a conversion price of 65% of the closing price of our common stock of $1.10 at that date. Of the 4,000 shares of Series I Convertible Preferred Stock issued, 630 shares have been redeemed and 1,110 shares have been converted into 403,964 shares of our common stock. The remaining 2,260 outstanding shares of Series I Convertible Preferred Stock would currently convert into approximately 3,160,840 shares of our common stock as of April 30, 2002, using a conversion price of 65% of the closing price of our common stock of $1.10 at that date.

WE HAVE OUTSTANDING CONVERTIBLE SECURITIES THAT MAY CAUSE SUBSTANTIAL DILUTION TO HOLDERS OF OUR COMMON STOCK.

     The conversion terms of our outstanding Series D, G and I Convertible Preferred Stock may cause substantial dilution in the book value per share of our common stock. The conversion features in the Series D, G and I Convertible Preferred Stock allow the holders to purchase increasing shares of common stock as a result of a decreasing market price of our common stock price including but not limited to the following circumstances:

     o To the extent that the selling securityholders exercise their warrants and then sell common stock, the common stock price may decrease due to the additional shares in the market. This could allow the holders to convert or exercise remaining Series D, G or I Convertible Preferred Stock into greater amounts of common stock, the sales of which would further depress the stock price.

     o The significant downward pressure on the price of the common stock could encourage short sales and consequently place further downward pressure on the price of the common stock.

     o Under the terms of our Series D, G and I Convertible Preferred Stock, holders of these shares must own less than 5% of our outstanding shares of common stock. Holders of these shares may circumvent this restriction by converting an amount of preferred stock to common stock in an amount less than 5% of our outstanding shares of common stock, then selling those shares of common stock into the market and then converting another block of preferred stock into common stock. By doing the foregoing, holders of our Series D, G or I Convertible Preferred Stock can create additional dilution to the existing holders of our common stock.

     o The conversion of the Series D, G and I Convertible Preferred Stock may result in substantial dilution to the interests of other holders of common stock.

     Since we cannot know the conversion price of the Series D, G or I Convertible Preferred Stock until notice of conversion has been provided by the holder, we cannot currently determine how many shares of common stock we will actually issue upon conversion of the Series D, G or I Convertible Preferred Stock. The conversion ratio for issuing shares of our common stock in exchange for Series D 6% Convertible Preferred Stock is determined by dividing the stated value of the Series D 6% Convertible Preferred Stock by the conversion price, which is 65% of the market price of our common stock.

     The conversion ratio for issuing shares of our common stock in exchange for Series G Convertible Preferred Stock is determined by dividing the stated value of the Series G Convertible Preferred Stock by the conversion price. The conversion price will be the lowest of:

     o    $6.50; or

     o 65% of the market price of our common stock provided that if our common stock is delisted from the Nasdaq stock market for any reason, then the conversion price for the remaining outstanding shares of Series G Convertible Preferred Stock drops to 50% of the market price.

     For example and for illustrative purposes only, if the conversion date is April 30, 2002, the closing market price of our common stock on April 30, 2002 was $1.10, 65% of $1.10 is $0.715. Therefore, the lower of $6.50 and $1.10 is
$1.10 and $0.715 (65% of $1.10) is the conversion price for our Series G Convertible Preferred Stock.


     The conversion ratio for issuing shares of our common stock in exchange for Series I Convertible Preferred Stock is determined by dividing the stated value of the Series I Convertible Preferred Stock by the conversion price. The conversion price will be the lowest of:

     o    $5.98; or

     o 65% of the market price of our common stock provided that if our common stock is delisted from the Nasdaq stock market for any reason, then the conversion price for the remaining outstanding shares of Series I Convertible Preferred Stock drops to 50% of the market price.

     For example and for illustrative purposes only, if the conversion date is April 30, 2002, the closing market price of our common stock on April 30, 2002 was $1.10, 65% of $1.10 is $0.715. Therefore, the lower of $5.98 and $1.10 is
$1.10 and $0.715 (65% of $1.10) is the conversion price for our Series I Convertible Preferred Stock.

     The following table sets forth, for illustrative purposes only, the effect of increasing and decreasing stock prices and its result on the conversion price per share and number of shares issued upon conversion of the Series D, G and I Convertible Preferred Stock, based on the closing market price of our common stock on April 30, 2002.

  Price per   Conversion       Aggregate       Conversion       Aggregate        Conversion       Aggregate      Percentage
  share of     price of        number of        price of        number of         price of        number of          of
   common      Series D        shares of        Series G        shares of         Series I        shares of      outstanding
    stock     Convertible    common stock     Convertible      common stock     Convertible     common stock       common
               Preferred      convertible      Preferred       convertible       Preferred       convertible      stock (5)
               Stock (1)    from all Series    Stock (3)     from all Series     Stock (11)    from all Series      (10)
                             D Convertible                    G Convertible                     I Convertible
                               Preferred                     Preferred Stock                      Preferred
                               Stock (2)                           (4)                           Stock (12)
----------------------------------------------------------------------------------------------------------------------------
$1.10           $0.715         1,013,986         $0.715          979,021           $0.715         3,160,840          24%
----------------------------------------------------------------------------------------------------------------------------
$0.825          $0.536         1,352,612         $0.536         1,305,971          $0.536         4,216,418        32.01%
(6)
----------------------------------------------------------------------------------------------------------------------------
$0.55 (7)       $0.358         2,025,140         $0.358         1,955,308          $0.358         6,312,850        47.92%
----------------------------------------------------------------------------------------------------------------------------
$1.375          $0.894          810,962          $0.894          782,998           $0.894         2,527,965        19.19%
(8)
----------------------------------------------------------------------------------------------------------------------------
$1.65           $1.073          675,676          $1.073          652,377           $1.073         2,106,245        15.99%
(9)
----------------------------------------------------------------------------------------------------------------------------

(1)  The conversion price is 65% of the market price of our common stock.

(2) Assumes that all 725 shares of Series D Convertible Preferred Stock, which have a stated value of $725,000, will be converted into common stock.

(3) The conversion price is the lesser of (a) $6.50 or (b) 65% of the market price of our common stock for our Series G Convertible Preferred Stock.

(4) Assumes that all 700 shares of Series G Convertible Preferred Stock, which have a stated value of $700,000, will be converted into common stock.

(5) Assumes 21,478,197 outstanding shares of our common stock prior to the conversion of the Series D, G and I Convertible Preferred Stock.

(6)  Reflects a 25% reduction from the average closing bid price of $1.10.

(7)  Reflects a 50% reduction from the average closing bid price of $1.10.

(8)  Reflects a 25% increase from the average closing bid price of $1.10.

(9)  Reflects a 50% increase from the average closing bid price of $1.10.

(10) The Certificates of Designation for the Series D, G and I Convertible Preferred Stock limit us from issuing shares of common stock exceeding 20% of the outstanding number of shares of our common stock on the date the shares of preferred stock were issued. The limit is 1,404,489 for the Series D Convertible Preferred Stock, of which 127,364 shares of our common stock have already been issued; and 1,421,389 for the Series G Convertible Preferred Stock, of which 222,891 shares of our common stock have already been issued. We must obtain stockholder approval to issue shares in excess of the 20% limitation, or in lieu of such approval redeem any shares in excess of the 20% limitation at 125% of the stated value of those shares.

(11) The conversion price is the lesser of (a) $5.98 or (b) 65% of the market price of our common stock for our Series I Convertible Preferred Stock.

(12) Assumes that all 2,260 shares of Series I Convertible Preferred Stock, which have a stated value of $2,260,000, will be converted into common stock. This amount reflects the redemption by us of 630 shares of Series I Convertible Preferred Stock.

THIS PROSPECTUS REGISTERS FOR RESALE 17,524,274 SHARES OF COMMON STOCK OR COMMON STOCK UNDERLYING PREFERRED STOCK AND WARRANTS, WHICH MAY AFFECT OUR ABILITY TO RAISE FURTHER CAPITAl.

     This prospectus registers for resale a large number of shares of common stock, and we are unable to predict the effect which sales of the shares of common stock offered by this prospectus might have upon our ability to raise further capital.

                        RISKS RELATED TO THE BUSINESS OF
                NOVA FINANCIAL SYSTEMS AND KEY FINANCIAL SYSTEMS

     THE OPERATIONS OF NOVA FINANCIAL SYSTEMS AND KEY FINANCIAL SYSTEMS ARE SUBJECT TO THE FOLLOWING RISKS:

WE HAVE NO BANK FOR THE PAY AS YOU GO CREDIT CARD PROGRAM AND AS A RESULT WE HAVE NO REVENUE FROM MARKETING.

     We currently have no banks issuing the Pay As You Go credit card, our only product. Although we are currently developing new products and are seeking banks to issue our products, there is no assurance that we can develop or obtain a new credit card program or that we will be able to find a bank to issue our credit cards.

ONLY ONE BANK OFFERED THE PAY AS YOU GO CREDIT CARD AND THAT BANK HAS BEEN CLOSED AND ALL PAY AS YOU GO CREDIT CARD ACCOUNTS AT THAT BANK HAVE BEEN CLOSED.

     The Pay As You Go Credit card was marketed only by Net 1st National Bank. On March 1, 2002, the Office of the Comptroller of the Currency closed Net 1st National Bank and the Federal Deposit Insurance Corporation notified all of Net 1st National Bank's credit cardholders that their accounts would be closed.

WHILE KEY FINANCIAL SYSTEMS IS PURSUING ALL AMOUNTS DUE FROM NET 1ST NATIONAL BANK FROM THE FEDERAL DEPOSIT INSURANCE CORPORATION, THERE IS NO ASSURANCE IT WILL BE SUCCESSFUL.

     Since the Federal Deposit Insurance Corporation has taken possession of all assets of Net 1st National Bank, Key Financial Systems is pursuing approximately $2,300,000 in receivables from credit card fees that had accrued monthly on previously active credit card accounts due from Net 1st National Bank from the Federal Deposit Insurance Corporation. Although we believe collection of this balance is probable, there is no guarantee that Key Financial Systems will be able to obtain all or any of the amounts owed.

MARKETING OF THE PAY AS YOU GO CREDIT CARD HAS BEEN SUSPENDED AND THERE IS NO GUARANTEE THAT KEY FINANCIAL SYSTEMS WILL BE ABLE TO RESUME MARKETING ACTIVITIES FOR THE PAY AS YOU GO CREDIT CARD.

     Because of the closure of Net 1st National Bank and the accounts of all credit cardholders at the bank at the order of the Office of the Comptroller of the Currency, Key Financial Systems has suspended marketing for Net 1st National Bank and the Pay As You Go credit card. There is no assurance that marketing of the Pay As You Go credit card will resume.

KEY FINANCIAL SYSTEMS IS SEEKING TO MARKET ANOTHER CREDIT CARD, BUT THERE IS NO ASSURANCE THAT IT WILL BE SUCCESSFUL IN ITS EFFORTS.

     Although Key Financial Systems has signed a letter of intent to utilize its resources to develop a credit card program for an existing financial institution, there is no assurance that this transaction will close. Completion of this transaction is subject to further due diligence by both parties, negotiation and execution of a definitive agreement, necessary state or federal regulatory approvals, board of director approval and any necessary stockholder approvals. Although Key Financial Systems is seeking to obtain banks to market another credit card program, there is no assurance that it will be able to: (i) consummate or maintain marketing arrangements for such a program; (ii) obtain state or federal regulatory approvals for the program; or (iii) obtain board of director or stockholder approvals for the transaction.

SOCIAL, ECONOMIC AND GEOGRAPHIC FACTORS MAY AFFECT OUR RETENTION OF CREDIT CARD ACCOUNTS.

     The ability or willingness of cardholders to prepay credit cards may change from a variety of social, economic and geographic factors. Social factors include changes in consumer confidence levels, the public's perception of the use of credit cards and changing attitudes about incurring debt and the stigma of personal bankruptcy. Economic factors include the rates of inflation, unemployment rates and relative interest rates offered for various types of loans. As a result of these factors, our rate of retention of credit card accounts may vary.

CONSUMER PROTECTION LAWS MAY RESTRICT OUR ABILITY TO COLLECT RECEIVABLES AND MAINTAIN YIELD ON OUR PORTFOLIO.

     Federal and state consumer protection laws regulate the creation and enforcement of consumer loans. Congress and the states may enact additional laws and amend existing laws to regulate further the credit card and consumer revolving loan industry or to reduce finance charges or other fees or charges. These laws, as well as many new laws, regulations or rulings which may be adopted, may materially adversely affect our ability to collect our receivables or to determine the amount of or collect finance charges or fees.

     Receivables also may be written off as uncollectible if a debtor seeks relief under federal or state bankruptcy laws.

OUR ABILITY TO GENERATE CREDIT CARD REVENUE IS DEPENDENT UPON RETAINING OLD CUSTOMERS AND OBTAINING NEW CUSTOMERS, AND THERE IS NO ASSURANCE WE WILL BE SUCCESSFUL IN OUR EFFORTS.

     If we are able to find a new issuing bank or develop a new program, a significant portion of our revenue will be derived from credit card fees charged on accounts. This revenue is directly tied to the number of active accounts in the portfolio. Continued generation of new fee revenue depends, in part, on the number of accounts or account balances lost to competing card issuers and our ability to designate new accounts. The credit card industry is highly competitive and we compete with numerous other credit card providers for new accounts and for use of the credit cards.

     Credit card customers choose their credit card issuers largely on the basis of price, credit limit and other product features and once an account is originated, customer loyalty may be limited. Customers can and frequently do move accounts from one credit card issuer to another, or cease or limit use of one credit card in favor of another.

     The credit card and consumer revolving loan industry is highly competitive and operates in a legal and regulatory environment increasingly focused on the cost of services charged to consumers. There is increased use of advertising, target marketing, pricing competition, incentive programs and new credit card issuers seeking to expand or to enter the market and compete for customers. In addition, some of our competitors are now attempting to employ programs similar to the specialized marketing programs and information based strategies through which we have solicited new accounts.

OUR EARNINGS ARE DEPENDENT UPON THE MARKETING OF PRODUCTS.

     Nova Financial Systems and Key Financial Systems previously marketed one product, the Pay As You Go credit card. Because of the closing of Net 1st National Bank, we are no longer marketing any credit card products and are not generating any revenue from the Pay As You go credit card. Although we are looking for a product, our product may not be able to be successfully marketed or achieve customer acceptance. If revenue from new products or enhancements does not replace declining revenues from existing products, we may experience lower operating revenues, lower net revenues, lower cash flows and less liquidity.

TIMING OF PAYMENTS IS NOT CERTAIN.

     The receivables may be paid at any time. We cannot assure you that any particular pattern of account holder payments will occur. In addition to other factors discussed above in this "Risk Factors" section, changes in finance charges can alter the monthly payment rates of accountholders.

THE ABILITY TO CHANGE TERMS OF THE CREDIT CARD ACCOUNTS COULD ALTER PAYMENT PATTERNS AND REDUCE OUR EARNINGS.

     As owner of a participation interest in the accounts, we have the right to change various account terms, including the fees and the required monthly minimum payment. If any fees are reduced, there could be a corresponding decrease in the collection of finance charges. In addition, changes in the account terms may alter payment patterns.

     We ordinarily will not reduce any fees, unless the issuing bank of our cards is required by law to do so or it determines that such reduction is necessary to maintain its credit card business on a competitive basis.

     We may change the terms of the accounts or our servicing practices, including the reduction of the required minimum monthly payment and the calculation of the amount or the timing of fees and charge offs, if we take the same action on our other substantially similar accounts.

     We have no restrictions on our ability to change the terms of the accounts except as described above. Changes in relevant law, changes in the marketplace, or prudent business practices could impel us to change account terms.

WE FACE INTENSE COMPETITION AND THERE IS NO ASSURANCE THAT WE WILL ACHIEVE MARKET ACCEPTANCE OF OUR PRODUCT.

     We face intense and increasingly aggressive competition from other consumer lenders in all of our product lines. Many competitors are substantially larger and have greater financial resources than us, and customer loyalty is often limited. Competitive practices, such as the offering of lower interest rates and fees and the offering of incentives to customers, could hurt our ability to attract and retain customers.

     The Gramm-Leach-Bliley Act of 1999, which permits the affiliation of commercial banks, securities firms and insurance companies, may increase the number of competitors in the banking industry and the level of competition in providing banking products, including credit cards. To the extent that the Gramm-Leach-Bliley Act of 1999 promotes competition or consolidation among financial service providers active in the consumer credit market, we could experience increased competition for customers, employees and funding. However, we are unable to predict at this time the scope or extent of any such impact.

     In October 1998, the U.S. Justice Department filed a complaint against MasterCard International Incorporated, Visa U.S.A., Inc. and Visa International, Inc., asserting that the overlapping ownership and control of both the MasterCard and Visa associations by the same group of banks restrains competition between Visa and

MasterCard in the market for general purpose credit card products and networks in violation of the antitrust laws. The government seeks as relief that only member banks "dedicated" to one association be permitted to participate in the governance of that association. In addition, the complaint challenges the rules adopted by both MasterCard and Visa that restrict member banks from joining American Express, Discover/Novus or other competing networks. MasterCard and Visa have stated that they consider the suit without merit and have denied the allegations of the complaint. If the lawsuit succeeds, neither the ultimate outcome of this litigation nor its effect on the competitive environment in the credit card industry can be predicted with any certainty.

WE COULD HAVE INCREASED DELINQUENCIES AND CREDIT LOSSES WHICH MAY REDUCE OUR EARNINGS.

         The delinquency rate on our consumer loans, as well as the rate at which our consumer loans are charged off as uncollectible, which are referred to as the "credit loss rate", may increase, depending on a number of factors, including (i) an increase in new accounts, which generally experience higher delinquency and credit loss rates, and (ii) an increase in the number of customers seeking protection under the bankruptcy laws. Increased delinquencies and credit losses could also occur in the event of a national or regional economic downturn or recession, or for other reasons. Unlike a traditional credit card portfolio, sub prime portfolios experience higher initial delinquency and first payment default rates. An increase in new accounts can significantly increase delinquency and loss rates.

WE ARE RELIANT ON CERTAIN VENDOR RELATIONSHIPS WHICH WE MAY NOT BE ABLE TO MAINTAIN.

     Our business depends on a number of services provided by third parties, including marketing, data processing, nationwide credit bureaus, postal and telephone service, bankcard associations and transaction processing services. A major disruption in one or more of these services could significantly hurt our operations.

OUR INDUSTRY IS HEAVILY REGULATED BY THE GOVERNMENT WHICH MAY AFFECT OUR ABILITY TO CONDUCT BUSINESS.

     Federal and state laws significantly limit the types of activities in which we and/or our subsidiaries will be permitted to engage. In addition, consumer protection and debtor relief laws limit the manner in which we may offer, extend, manage and collect loans. Congress, the States, and other jurisdictions in which we operate may enact new laws and amendments to existing laws that further restrict consumer lending, including changes to the laws governing bankruptcy, which could make it more difficult or expensive for us to collect loans, or impose limits on the interest and fees that we may charge our customers. Our earnings could also be hurt by changes in government fiscal or monetary policies, including changes in capital requirements and rates of taxation, and by changes in general social and economic conditions.

WE ARE DEPENDENT UPON OUR MANAGEMENT AND MAY NOT BE ABLE TO RETAIN KEY
EMPLOYEES.

     Our growth and profitability depend on our ability to retain key executives and managers, attract capable employees, maintain and develop the systems necessary to operate our businesses and control the rate of growth of our expenses. Expenses could significantly increase due to acquisition-related expenses, new product development, facilities expansions, increased funding or staffing costs and other internal and external factors.

WE FACE OTHER INDUSTRY RISKS RELATED TO THE FINANCIAL SERVICES INDUSTRY WHICH COULD AFFECT OUR ABILITY TO ACHIEVE MARKET ACCEPTANCE.

     We face the risk of fraud by accountholders and third parties, as well as the risk that increased criticism from consumer advocates and the media could hurt consumer acceptance of our products. The financial services industry as a whole is characterized by rapidly changing technologies. System disruptions and failures may interrupt or delay our ability to provide services to our customers. In particular, we face technological challenges in the developing online credit card market. The secure transmission of confidential information over the Internet is essential to maintain consumer confidence in the products and services offered by e-commerce business. Security breaches, acts of vandalism, and developments in computer capabilities could result in a compromise or breach of the technology we use to protect customer transaction data. Consumers generally are concerned with security breaches and privacy on the Internet, and Congress, individual States and other jurisdictions could enact new laws regulating the electronic commerce market that could adversely affect us.

                        RISKS RELATED TO THE BUSINESS OF
                                  CHEX SERVICES

     THE OPERATIONS OF CHEX SERVICES ARE SUBJECT TO THE FOLLOWING RISKS:

POTENTIAL FOR LOSSES ON RETURNED CHECKS COULD BE SIGNIFICANT

     We estimate that Chex Services will transact approximately $300 million in check cashing volume during 2002. Chex Services charges operations for potential losses on returned checks in the period such checks are cashed, since ultimate collection of these items is uncertain. Recoveries on returned checks are credited in the period when the recovery is received. While Chex Services employs a full-time collections specialist and has systems in place to mitigate the amount of returned checks, the potential for losses on returned checks could be significant and have a material negative impact on our financial condition and results of operations in any given period.

CHEX SERVICES' BUSINESS IS HIGHLY DEPENDENT ON CHECK CASHING, CREDIT/DEBIT CARD CASH ADVANCES AND AUTOMATED TELLER MACHINE FEES FOR ITS REVENUES WHICH COULD BE LIMITED BY STATE AND/OR FEDERAL AUTHORITIES.

     Chex Services revenues are mainly comprised from fees charged to its customers for check cashing, credit card and automated teller machine transactions. If federal or state authorities were to limit or ban fees charged for Chex Services' check cashing, credit card or automated teller machine transactions, Chex Services would see a significant decline in revenues that could have a material adverse effect on Chex Services' business, growth, financial condition and results of operations.

CHEX SERVICES' BUSINESS IS SUBJECT TO REGULATION BY VARIOUS TRIBAL AND GOVERNMENTAL AGENCIES.

     A majority of the locations where Chex Services offers its services are on tribal lands. Chex Services is licensed at many of the locations where it operates by the local tribal authority and/or various state licensing organizations. All of the tribes operate under various compacts negotiated with the states where they are domiciled. The Bureau of Indian Affairs, that reports to the U.S. Department of Commerce, oversees the regulatory aspects of these compacts. If a tribe were found in violation of the regulations of the state compact, its locations could be closed down, which would have a material adverse effect on Chex Services' business, growth, financial condition and results of operations.

CHEX SERVICES RELIES ON CERTAIN NOTES PAYABLE TO FUND ITS CHECK CASHING OPERATIONS AND GROWTH THAT ARE SUBJECT TO REPAYMENT ON 90 DAYS NOTICE.

     Chex Services relies in part on debenture notes from private investors to operate its business and to fund its growth. There is no assurance Chex Services will continue to raise the necessary funds to support its future growth. Additionally, these debenture notes are one year in length, but cancelable by either party with 90 day notice. There is no assurance that Chex Services will be able to replace funds in the event of a non-renewal note or a cancellation notice.

CHEX SERVICES IS NOT IN COMPLIANCE WITH CERTAIN LOAN COVENANTS ON A BANK LINE OF CREDIT.

       Chex Services has a line of credit at a bank under a term loan and credit agreement available through December 31, 2002, with a maximum credit limit of $1,000,000. Chex Services exceeded maximum borrowings by $2,000 at December 31, 2001, with the banks authorization. Borrowings are collateralized by substantially all of Chex Services' assets and are guaranteed by a former shareholder of Chex Services. The loan agreement requires Chex Services to maintain certain restrictive financial covenants. At December 31, 2001, Chex Services was not in compliance with two of these covenants. In April 2002, the bank agreed to refrain from pursing its rights and remedies with regard to the covenant violations and agreed to continue the availability of advances under the loan agreement through June 12, 2002, conditional upon a pledge by Chex Services of $300,000 to partially secure the indebtedness. There is no assurance that Chex Services will be able to maintain compliance with the restrictive covenants or secure the indebtedness as required by the bank. Failure to meet the bank's requirements could cause the bank to cancel the line of credit which would affect Chex Services' ability to fund a portion of its check cashing operations and therefore have a material adverse effect on Chex Services' business, growth, financial condition and results of operations.

CERTAIN OF CHEX SERVICES' CASINO CONTRACTS CONTAIN PROVISIONS THAT COULD BE SUBJECT TO INTERPRETATION BY THE CONTRACTUAL PARTIES AND OPERATES AT SOME GAMING ESTABLISHMENTS WITH UNSIGNED CONTRACTS, VERBAL AGREEMENTS OR VERBAL AGREEMENTS TO EXISTING WRITTEN CONTRACTS.

     While a majority of Chex Services' locations operate under written contracts, certain of these contracts could be subject to interpretation by the contractual parties particularly given the fact that many of these contracts are with Native American owned casinos which have not waived their sovereign immunity. In addition, Chex Services is operating at some locations with unsigned contracts, verbal agreements or verbal amendments to written contracts which may not be enforceable. Should any party bring challenges or claims to Chex Services pursuant to these written contracts or verbal agreements, Chex Services could experience a decrease in future revenue or be required to record an unforeseen future liability which could have a material adverse effect on Chex Services business, growth, financial condition and results of operations.

THERE IS NO ASSURANCE OF RENEWALS FOR CHEX SERVICES' CONTRACTS.

     Chex Services operates its business at most locations through contracts negotiated with tribal authorities and other entities that typically last for one to five years. While Chex Services historically has had significant success in renewing these contracts for successive terms, there is no assurance that future contract renewals will be successful and that Chex Services will be able to maintain its existing client base. Failure to complete a significant number of contract renewals could have a material adverse effect on Chex Services business, growth, financial condition and results of operations.

CHEX SERVICES GROWTH IS DEPENDENT ON NEW CONTRACTS.

     The continued expansion and development of Chex Services' business will depend on the execution of new contracts with casinos and other gaming establishments. Chex Services has concentrated its efforts to date on Native American owned casinos where it has significant market penetration. In order to continue its growth, Chex Services may be required to market its products to non-Native American owned casinos and other gaming establishments in larger traditional gaming markets for which there is no assurance it will be successful. The inability to penetrate these markets could have a material adverse effect on Chex Services' future growth, which would affect their business, financial condition and results of operations.

CHEX SERVICES FACES INTENSE COMPETITION FOR IT SERVICES.

     Chex Services competes with a number of companies in its market niche. Companies such as Game Financial Corp. (owned by American Express), Global Cash Access, Cash Systems and Americash offer full-service booth check cashing operations. In addition, Chex Services competes with Global Cash Access, Game Financial Corp., Cash Access Systems, Inc., Cash & Win (through an alliance with Comerica Bank and NDC), Americash and Borrego Springs Bank which offer ala' carte credit card cash advance systems and automated teller machines to the gaming and hospitality industries. Some of these companies are much larger and better financed than Chex Services. There is no assurance that Chex Services will be able to compete successfully with these companies in its particular market niche and that such competition will not have a material adverse effect on Chex Services' business, growth, financial condition and results of operations.

CHEX SERVICES IS DEPENDENT UPON ITS MANAGEMENT AND MAY NOT BE ABLE TO RETAIN KEY EMPLOYEES.

     Chex Services' growth and profitability will depend on its ability to retain key executives and managers, attract capable employees, and maintain and develop the systems necessary to operate its business. The loss of any one or more of Chex Services' key executives could have a material adverse effect on Chex Services' business, growth, financial condition and results of operations.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     We are authorized to issue up to 50,000,000 shares of common stock, $.02 par value per share. As of April 30, 2002, 21,478,197 shares of common stock were outstanding. All outstanding shares of common stock are fully paid and non-assessable, and all shares of common stock offered in the offering, when issued, will be fully paid and non-assessable.

PREFERRED STOCK

     Our preferred stock is so-called "blank check" preferred since our board of directors may fix or change the terms, including: (i) the division of such shares into series; (ii) the dividend or distribution rate; (iii) the dates of payment of dividends or distributions and the date from which they are cumulative; (iv) liquidation price; (v) redemption rights and price; (vi) sinking fund requirements; (vii) conversion rights; (viii) restrictions on the issuance of additional shares of any class or series. As a result, our board of directors are entitled to authorize the creation and issuance of up to 2,000,000 shares of preferred stock in one or more series with such terms, limitations and restrictions as may be determined in our board of director's sole discretion, with no further authorization by our stockholders except as may be required by applicable laws or securities exchange listing rules.

     The holders of shares of preferred stock have only such voting rights as are granted by law and authorized by the board of directors with respect to any series thereof. Our board of directors has the right to establish the relative rights of the preferred stock in respect of dividends and other distributions and in the event of the voluntary or involuntary liquidation, dissolution or winding up of our affairs as compared with such rights applicable to the common stock and any other series of preferred stock.

     The effect of preferred stock upon the rights of holders of common stock may include: (i) the reduction of amounts otherwise available for payment of dividends on common stock to the extent that dividends are payable on any issued shares of preferred stock; (ii) restrictions on dividends on common stock if dividends on preferred stock are in arrears; (iii) dilution of the voting power of the common stock and dilution of net income and net tangible book value per share of common stock as a result of any such issuance, depending on the number of shares of common stock not being entitled to share in our assets upon liquidation until satisfaction of any liquidation preference granted to shares of preferred stock. It is not possible to state the effect that other series of preferred stock may have upon the rights of the holder of common stock until the board of directors determines the terms relating to those series of preferred stock.

     Currently, we have the following series of preferred stock outstanding. The board of directors has no present commitment, arrangement or plan that would require the issuance of shares of preferred stock in connection with an equity offering, merger, acquisition or otherwise:

o SERIES D 6% CONVERTIBLE PREFERRED STOCK. The Series D Convertible Preferred Stock has a stated value of $1,000 per share. The Series D 6% Convertible Preferred Stock ranks prior to our common stock and pari passu with other series of preferred stock issued prior to the Series D 6% Convertible Preferred Stock and senior to any series of preferred stock issued after the Series D 6% Convertible Preferred Stock. The Series D 6% Convertible Preferred Stock entitles its holder to 6% annual dividends, payable quarterly. The Series D 6% Convertible Preferred Stock liquidation preference is equal to the sum of the stated value of each share plus an amount equal to 30% of the stated value plus the aggregate of all accrued and unpaid dividends on each share of Series D 6% Convertible Preferred Stock until the most recent dividend payment date of date of our liquidation, dissolution or winding up. Lastly, the Series D 6% Convertible Preferred Stock is convertible at any time, and from time to time at a conversion price per share of common stock equal to 65% of the market price of the common stock. The number of shares of common stock due upon conversion of each share of Series D 6% Convertible Preferred Stock is (i) the number of shares to be converted, multiplied by (ii) the stated value of the Series D 6% Convertible Preferred Stock and divided by (iii) the applicable conversion price. As of April 30, 2002, 725 shares of Series D 6% Convertible Preferred Stock were outstanding.

o SERIES G 8% CONVERTIBLE PREFERRED STOCK. The Series G Convertible Preferred Stock has a stated value of $1,000 per share and bears dividends at 6% per annum, payable quarterly commencing September 30, 2000, when, as and if declared by our board of directors. Dividends may be payable by us in cash or, at our option, shares of common stock. The Series G Convertible Preferred Stock is convertible, together with any accrued by unpaid dividends, at any time and from time to time into shares of common stock at a conversion price per share equal to the lesser of $6.50 or 65% of the market price upon the occurrence of certain material events. All outstanding shares of Series G Convertible Preferred Stock shall be automatically converted into common stock on August 31, 2003. The Series G Convertible Preferred Stock are redeemable at our option at any time at a redemption price equal to $1,350 per share plus any accrued but unpaid dividends. As of April 30, 2002, 700 shares of Series G Convertible Preferred Stock were outstanding.

o SERIES I 6% CONVERTIBLE PREFERRED STOCK. The stated value of the Series I 6% Convertible Preferred Stock is $1,000 per share and bears dividends at 6% per annum, payable quarterly commencing September 30, 2001, when, as and if declared by our board of directors. Dividends may be payable by us in cash or, at our option, shares of common stock. The Series I Convertible Preferred Stock is convertible, together with any accrued but unpaid dividends, at any time and from time to time into shares of our common stock at a conversion price per share equal to the lesser of $5.98 or 65% of the market price upon the occurrence of certain material events. All outstanding shares of Series I Convertible Preferred Stock will be automatically converted into common stock on the third anniversary of the date of the Series I 6% Convertible Preferred Certificate of Designations. The shares of Series I 6% Convertible Preferred Stock are redeemable at our option at any time at a redemption price 125% above the stated value per share plus any accrued but unpaid dividends. The warrants issued in connection with the Series I Convertible Preferred Stock offering will be exercisable until August 2, 2004, at an exercise price equal to the average of the closing bid prices of our common stock in a regular day session as reported on the Nasdaq National SmallCap Market for the five trading days immediately preceding the closing dates for the sales of the Series I Convertible Preferred Stock. Accordingly, the warrants issued in connection with the sales of Series I Convertible Preferred Stock that closed on August 3, 2001, are exercisable at $5.25 per share; the warrants issued in connection with the sales of Series I Convertible Preferred Stock that closed on August 6, 2001 are exercisable at $5.25 per share; and the warrants issued in connection with the sales of Series I Convertible Preferred Stock that closed on August 8, 2001, are exercisable at $5.32 per share. As of April 30, 2002, 2,260 shares of Series I Convertible Preferred Stock were outstanding.

     We conduct substantially all of our operations through our subsidiaries. We are dependent upon the cash flow of our subsidiaries to meet our obligations, including our obligations under the convertible stock. As a result, the Series D, G and I Convertible Preferred Stock will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries with respect to the cash flow and assets of those subsidiaries.

                             SELLING SECURITYHOLDERS

     The following table lists the total number of shares of our common stock and the total number of shares of common stock assuming the exercise of all warrants owned by the selling securityholders and registered hereunder. Except as indicated, the selling securityholders are offering all of the shares of common stock owned by them or received by them upon the exercise of the warrants.

     Because the selling securityholders may offer all or part of the shares of common stock currently owned or the shares of common stock received upon exercise of the warrants, which they own pursuant to the offering contemplated by this prospectus, and because their offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of warrants that will be held upon termination of this offering. The shares of common stock currently owned and the shares of common stock received upon exercise of the warrants offered by this prospectus may be offered from time to time by the selling securityholders named below.

      SELLING         SHARES OF        SHARES OF        SHARES OF      SHARES OF         TOTAL          AMOUNT OF       PERCENT OF
  SECURITYHOLDER        COMMON      COMMON STOCK TO   COMMON STOCK   COMMON STOCK      SHARES OF      COMMON STOCK     OUTSTANDING
       NAME             STOCK       BE OFFERED FOR     ISSUED AND      RECEIVED      COMMON STOCK TO     OWNED BY      COMMON STOCK
                        OWNED      SECURITYHOLDER'S   ISSUABLE UPON    AND TO BE     BE OFFERED FOR   SECURITYHOLDER     OWNED BY
                       PRIOR TO         ACCOUNT       CONVERSION OF  RECEIVED UPON  SECURITYHOLDER'S    AFTER THE     SECURITYHOLDER
                         THIS                           PREFERRED     THE EXERCISE       ACCOUNT         OFFERING        AFTER THE
                       OFFERING                           STOCK       OF WARRANTS                                        OFFERING
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
Anthony N. Amico            6,000            869,970                                         869,970           6,000          0.03%
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
John Ablahani, as                            445,153                       241,250           686,403
Trustee of the
DNAA Irrevocable
Trust Agreement
dated February 7,
1996
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
First Union                                  578,699                       313,625           892,324
National Bank as
Trustee of the
Anthony Amico, Jr.
Irrevocable Trust
Agreement of 2001
Number 1
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
AmSouth Bank, as                             578,699                       313,625           892,324
Trustee of the
Anthony Amico, Jr.
Irrevocable Trust
Agreement of 2001
Number II
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
Thomas Little,                               578,699                       313,625           892,324
Esq., as Trustee of
the Anthony
Amico, Jr.
Irrevocable Trust
Agreement of 2001
Number III
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
Laura Lipowski,                              578,699                       313,625           892,324
Esq., as Trustee of
the Anthony
Amico, Jr.
Irrevocable Trust
Agreement of 2001
Number IV
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------

      SELLING         SHARES OF        SHARES OF        SHARES OF      SHARES OF         TOTAL          AMOUNT OF      PERCENT OF
  SECURITYHOLDER        COMMON      COMMON STOCK TO   COMMON STOCK   COMMON STOCK      SHARES OF      COMMON STOCK     OUTSTANDING
       NAME             STOCK       BE OFFERED FOR     ISSUED AND      RECEIVED      COMMON STOCK TO     OWNED BY      COMMON STOCK
                        OWNED      SECURITYHOLDER'S   ISSUABLE UPON    AND TO BE     BE OFFERED FOR   SECURITYHOLDER     OWNED BY
                       PRIOR TO         ACCOUNT       CONVERSION OF  RECEIVED UPON  SECURITYHOLDER'S    AFTER THE     SECURITYHOLDER
                         THIS                           PREFERRED     THE EXERCISE       ACCOUNT         OFFERING        AFTER THE
                       OFFERING                           STOCK       OF WARRANTS                                        OFFERING
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
Shauna                                       200,000                       579,869           779,869
Hoopingarner, as
Trustee of the
Anthony Amico, Jr.
Irrevocable Trust
Agreement of 2001
Number V
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
Brett Fisher,                                 90,856                        49,239           140,095
Shauna
Hoopingarner and
Susan Revels, as
Co-Trustees of the
First American
Management
Irrevocable Trust
Agreement of 2001
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
Northern Trust                                90,856                        49,239           140,095
Bank of Florida,
N.A., as Trustee of
the Hudson
Irrevocable Trust
Agreement of 2001
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
Northern Trust                                90,856                        49,239           140,095
Bank of Florida,
N.A., as Trustee of
the Pope
Irrevocable Trust
Agreement of 2001
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
Thomas C. Little,                             90,856                        49,239           140,095
Esq., as Trustee of
the Eagle One
Irrevocable Trust
Agreement
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
Charles R. Darst           38,500            863,597                       468,026         1,331,623          38,500           0.21%
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
Dia Erickson               33,300            863,597                       468,026         1,331,623          33,300           0.18%
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
Scott A. Lucas and                           962,722                                         962,722
Susan Lucas, as
Tenants by the
Entirety
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
Scott A. Lucas              7,500                                          579,001           579,001           7,500           0.04%
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
Patricia Jersey                               89,031                        48,250           137,281
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
Robert Venniro              2,007             22,258                        12,063            34,321           2,007           0.01%
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
Frank Cantero                                 22,258                        12,063            34,321
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
George Lutich                                133,546                        72,375           205,921
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
Richard Perez                                222,577                       120,625           343,202
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
John Ablahani                                 89,031                        48,250           137,281
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
Marilyn Silvers                               89,031                        48,250           137,281
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------

      SELLING         SHARES OF        SHARES OF        SHARES OF      SHARES OF         TOTAL          AMOUNT OF      PERCENT OF
  SECURITYHOLDER        COMMON      COMMON STOCK TO   COMMON STOCK   COMMON STOCK      SHARES OF      COMMON STOCK     OUTSTANDING
       NAME             STOCK       BE OFFERED FOR     ISSUED AND      RECEIVED      COMMON STOCK TO     OWNED BY      COMMON STOCK
                        OWNED      SECURITYHOLDER'S   ISSUABLE UPON    AND TO BE     BE OFFERED FOR   SECURITYHOLDER     OWNED BY
                       PRIOR TO         ACCOUNT       CONVERSION OF  RECEIVED UPON  SECURITYHOLDER'S    AFTER THE     SECURITYHOLDER
                         THIS                           PREFERRED     THE EXERCISE       ACCOUNT         OFFERING        AFTER THE
                       OFFERING                           STOCK       OF WARRANTS                                        OFFERING
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
David Giorgione                              178,061                        96,501           274,562
and Victoria
Giorgione, as
Tenants by the
Entirety
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
Michelle Rice                                178,061                        96,501           274,562
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
John Gordon                                   89,031                        48,250           137,281
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
Brett Fisher                                 178,061                        96,501           274,562
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
Leonard Solie                                 44,515                        24,125            68,640
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
Henry Fong (1)            596,519             90,853                        49,239           140,092     596,519 (2)       3.23% (2)
                              (2)
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
Ralph Klein                50,000             45,428                        24,619            70,047          50,000           0.27%
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
Chex Services, Inc.
(6)                                          105,645                                         105,645
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
Other Nova and            214,800            624,127                       338,244           962,371         214,800           1.16%
Key Selling
Securityholders (3)
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
Les Boelter                 1,000              2,000                         2,000             4,000           1,000          0.005%
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
Joseph Bushman                                10,000                        10,000            20,000
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
F.D. Copp                  45,000             10,000                        10,000            20,000          45,000           0.24%
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
Richard E. Dana                               10,000                        10,000            20,000
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
Ralph & Sharon                                60,000                        60,000           120,000
Klein
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
Edward J. Names            58,958             10,000                        10,000            20,000          58,958           0.32%
                              (4)                                                                                (4)
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
Charles J.  Petit                             10,000                        10,000            20,000
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
Dennis Staal               14,400             10,000                        10,000            20,000          14,400           0.08%
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
W.G. Securities,           15,700             18,800                        18,800            37,600          15,700           0.09%
L.P.
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
Other Series H 8%                            331,000                       331,000           662,000
Convertible
Preferred Stock
Selling
Securityholders (5)
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
Alpha Capital                                               557,474        110,000           667,474
Aktiengeselschaft
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
Wayne Mills                                                 115,274         40,000           155,274
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
The Shaar Fund                                              914,286        160,000         1,074,286
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
Stonestreet Limited                                          25,409         40,000            65,409
Partnership
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
W.E.C. Asset                                                 82,950         50,000           132,950
Management, LLC
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------
TOTAL                   1,083,684          9,556,573      1,695,393      5,795,284        17,047,250       1,083,684          5.865%
-------------------  ------------  -----------------  -------------  -------------  ----------------  --------------  --------------

(1)  Henry Fong is the President, Treasurer and Chief Financial Officer of
     Equitex.

(2) Includes 390,219 shares owned by another company in which Henry Fong is the sole member.

(3) Information concerning other selling securityholders, including current holders of Nova Financial Systems and Key Financial Systems common stock and common stock underlying warrants issued in connection with the acquisitions of the Nova Financial Systems and Key Financial Systems for which we have not received current information regarding their holdings of such securities. Such information will be included in supplements to this prospectus, if required. For purposes of this table, we have assumed that such holders do not beneficially own any other shares of common stock.

(4) Includes 39,758 shares owned by another company in which Edward J. Names the general partner.

(5) Information concerning other selling securityholders, including current holders of Series H common stock issued upon conversion of the Series H 8% Convertible Preferred Stock for which we have not received current information regarding their holdings of the common stock. Such information will be included in supplements to this prospectus, if required. For purposes of this table, we have assumed that such holders do not beneficially own any other shares of common stock.

(6)  Chex Services, Inc. is our wholly-owned subsidiary.

                              PLAN OF DISTRIBUTION

     We are registering the shares of common stock on behalf of the individual selling securityholders. As used in this prospectus, "selling securityholders" include donees and pledgees selling shares received from the selling securityholders after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares of common stock offered will be borne by us. Brokerage commission and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by the selling securityholders. Sales of shares of common stock may be effected by the selling securityholders from time to time in one or more types of transactions (which may include block transactions), in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares of common stock, through short sales of shares of common stock, or a combination of these methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Any of these transactions may or may not involve brokers or dealers. The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock by the selling securityholders.

     The selling securityholders may effect transactions by selling shares of common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders and/or the purchaser(s) of shares of common stock for whom those broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     Each of the selling securityholders and any broker-dealers that act in connection with the sale of shares of common stock might be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by those broker-dealers and any profit on the resale of the shares of common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the selling securityholders against liabilities, including liabilities arising under the Securities Act. The selling securityholders may agree to indemnify any agent, dealer or broker- dealer that participates in transactions involving sales of the shares of common stock against liabilities, including liabilities arising under the Securities Act.

     Because the individual selling securityholders may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling securityholders that the anti-manipulative provisions of Regulation M issued under the Exchange Act may apply to their sales in the market.

     The selling securityholders also may resell all or a portion of the shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.

     After the selling securityholders notify us that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, under Rule 424(b) to the Securities Act, disclosing (a) the name of the selling securityholders and of the participating broker-dealer(s), (b) the number of shares of common stock involved, (c) the price at which those shares of common stock were sold, (d) the commissions paid or discounts or concessions allowed to such broker- dealer(s), where applicable,
(e) that such broker-dealer(s) did not conduct any investigation to verify the information contained or incorporated by reference in this prospectus and (f) other facts material to the transaction. In addition, after being notified by the selling securityholders that a donee or pledgee intends to sell more than 500 shares of common stock, we will file a supplement to this prospectus.

     We are unable to predict the effect which sales of the shares of common stock offered by this prospectus might have upon our ability to raise further capital.

     In order to comply with states' securities laws, if applicable, the shares of common stock will be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the shares of common stock may not be sold unless they have been registered or qualified for sale in those states or an exemption from registration or qualification is available and complied with.

     The registration rights agreements of the Series I Convertible Preferred Stockholders provides that the following events constitute a "registration default":

     o if we fail to file this registration statement within 120 days after the investors purchase of the Series I Convertible Preferred Stock; or

     o if we fail to have this registration statement declared effective within 180 days after the investors purchase of the Series I Convertible Preferred Stock.

     Because a registration statement for the Series I Convertible Preferred Stockholders had not been declared effective on March 1, 2002, we incurred $57,748 in penalties and on March 4, 2002, an additional amount of $12,000 was incurred. We incurred an additional $62,000 in penalties for failure to have a registration statement declared effective by March 31 or April 3, 2002. We incur penalties equal to 2% of the investment for each 30-day cycle in which the registration statement is not declared effective. If we fail to have the registration statement declared effective within the next 30-day cycle (ie before April 30 and May 3, 2002), additional penalties will be incurred. The penalty increases to 4% of the investment for each 30-day cycle if the registration statement is not declared effective by September 27, 2002 and September 30, 2002. We would incur $117,000 in penalties on September 27, 2002 and $43,000 on September 30, 2002.

            INDEMNIFICATION PROVIDED IN CONNECTION WITH THE OFFERING
                         BY THE SELLING SECURITYHOLDERS

     The selling securityholders have agreed to indemnify, to the extent permitted by law, us, our directors, certain of our officers and each person who controls us (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact or any omission or alleged omission of a material fact required to be stated in a registration statement or prospectus, or any amendment thereof or supplement thereto or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that any such loss, liability, claim, damage or expense arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information or affidavits relating to the selling securityholders furnished by the selling securityholders to us for use therein.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

     The legality of the shares of common stock being offered will be passed on for us by Friedlob Sanderson Paulson & Tourtillott, LLC, Denver, Colorado.

                                    EXPERTS

     The consolidated/combined balance sheets of Equitex, Inc. as of December 31, 2001 and 2000 and the related consolidated/combined statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which appear in our Annual Report on Form 10-K, incorporated by reference herein, have been so incorporated in reliance upon the report of Gelfond Hochstadt Pangburn, P.C., independent certified public accountants, and which states that the combined balance sheet as of December 31, 2000, and the combined statements of operations, changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2000, represent the combination of the financial statements of Key Financial Systems, Inc. and Nova Financial Systems, Inc., which were audited and reported on separately by other auditors, and upon the authority of said firm as experts in auditing and accounting.

     The financial statements of Key Financial Systems, Inc. as of December 31, 2000, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2000 and 1999, and the financial statements of Nova Financial Systems, Inc. as of December 31, 2000, and the related statements of income, stockholders' equity, and cash flows for the years ended December 31, 2000 and 1999, both which appear in our Annual Report on Form 10-K, have been incorporated by reference herein, have been so incorporated in reliance upon the report of McGladrey & Pullen, LLP, independent certified public accountants, and upon the authority of said firm as experts in auditing and accounting.

     The financial statements of Chex Services, Inc., as of December 31, 2000, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2000, which appear in our Current Report on Form 8-K/A, have been incorporated by reference herein, have been so incorporated in reliance upon the report of Silverman Olson Thorvilson & Kaufmann, LTD, independent certified public accountants, and upon the authority of said firm as experts in auditing and accounting.

     With respect to the unaudited interim financial information of Chex Services, Inc., for the periods ended September 30, 2001 and 2000, incorporated by reference in this prospectus, the independent accountants, Silverman Olson Thorvilson & Kaufmann, LTD, have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Equitex's Form 8-K/A filed March 6, 2002, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended (the "Act") for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

     The financial statements of Chex Services, Inc., as of and for the year ended December 31, 1999, appearing in our Current Report on Form 8-K/A and incorporated by reference in this Prospectus, have been audited by BDO Seidman, LLP, independent certified public accountants, to the extend set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Preliminary Prospectus Dated May 3, 2002

                                  EQUITEX, INC.


            17,524,274 SHARES OF COMMON STOCK TO BE OFFERED AND SOLD
                           BY SELLING SECURITYHOLDERS





                                   May _, 2002





                      ------------------------------------

                                   PROSPECTUS

                      ------------------------------------




-------------------------------------------------------------------------------
|         No dealer, salesman or other person has been authorized to give     |
|    any information or to make any representations other than those          |
|    contained in this prospectus. Any information or representations not     |
|    herein contained, if given or made, must not be relied upon as having    |
|    been authorized by Equitex. This prospectus does not constitute an       |
|    offer or solicitation in respect to these securities in any              |
|    jurisdiction in which such offer or solicitation would be unlawful.      |
|    The delivery of this prospectus shall not, under any circumstances,      |
|    create any implication that there has been no change in the affairs of   |
|    Equitex or that the information contained herein is correct as of any    |
|    time subsequent to the date of this prospectus. However, in the event    |
|    of a material change, this prospectus will be amended or supplemented    |
|    accordingly.                                                             |
-------------------------------------------------------------------------------

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14 - OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant in connection with the issuance and distribution of the securities being offered. All expenses are estimated except the registration fee.

Registration and filing fee                                   $18,499
Printing and engraving                                          2,000
Accounting fees and expenses                                    7,500
Legal fees and expenses                                        30,000
Transfer and Warrant Agent                                        500
Other                                                             501
                                                              -------
                                                        Total $59,000
                                                              =======


ITEM 15 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of Equitex's officers, directors, employees and agents against liabilities which they may incur in such capacities. A summarization of the circumstances in which such indemnifications provided for is contained herein, but that description is qualified in its entirety by reference to the relevant Section of the Delaware General Corporation Law.

     In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person's actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to Equitex's best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

     The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys' fees, actually and reasonably incurred in connection with the proceeding.

     Indemnification in connection with a proceeding by or in the right of Equitex in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys' fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in Equitex's best interest and must not have been adjudged liable to Equitex unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of Equitex in which a director is adjudged liable to Equitex, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

     Delaware law authorizes Equitex to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to Equitex a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by Equitex.

     The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under Equitex's Certificate of Incorporation, Bylaws, resolutions of its stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

     The statutory provision cited above also grants the power to Equitex to purchase and maintain insurance policies which protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it. No such policies providing protection against liabilities imposed under the securities laws have been obtained by Equitex.

     Article VII Section 9 of Equitex's Bylaws provides that Equitex shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. In addition, Equitex has entered into agreements with its directors indemnifying them to the fullest extent permitted by the Delaware General Corporation Law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Equitex pursuant to the foregoing provisions, Equitex has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16           EXHIBITS
--------------------------------------------------------------------------------

         The following is a complete list of exhibits filed as part of this Registration Statement:


EXHIBIT
NUMBER            DESCRIPTION
--------------------------------------------------------------------------------

2.1 Agreement and Plan of Reorganization among Equitex, Inc., Key Financial Systems, Inc. and Key Merger Corporation dated June 27, 2000 INCORPORATED BY REFERENCE TO THE REGISTRANT'S CURRENT REPORT ON FORM 8-K/A AS FILED WITH THE COMMISSION ON OCTOBER 22, 2001 (FILE NO.000-12374)

2.2 Agreement and Plan of Reorganization among Equitex, Inc., Nova Financial Systems, Inc. and Nova Acquisition Corporation dated June 27, 2000 INCORPORATED BY REFERENCE TO THE REGISTRANT'S CURRENT REPORT ON FORM 8-K/A AS FILED WITH THE COMMISSION ON OCTOBER 22, 2001 (FILE NO.000- 12374)

2.3 Stock Purchase Agreement by and between Equitex, Inc. and the selling stockholders of Chex Services, Inc. INCORPORATED BY REFERENCE TO THE REGISTRANT'S CURRENT REPORT ON FORM 8-K AS FILED WITH THE COMMISSION ON JANUARY 7, 2002 (FILE NO. 333-12374)

2.4 Amendment No. 1 to Stock Purchase Agreement by and between Equitex, Inc. and the selling stockholders of Chex Services, Inc. INCORPORATED BY REFERENCE TO THE REGISTRANT'S CURRENT REPORT ON FORM 8-K AS FILED WITH THE COMMISSION ON JANUARY 7, 2002 (FILE NO. 333-12374)

3(i).1 Certificate of Amendment to the Certificate of Incorporation of Equitex, Inc. - Designation of Preferences, Limitations and Relative Rights of the Series D Convertible Preferred Stock of Equitex, Inc. INCORPORATED BY REFERENCE TO THE REGISTRANT'S REGISTRATION STATEMENT ON FORM S- 3/A AS FILED WITH THE COMMISSION ON JULY 23, 2001 (FILE NO. 333-64408)

3(i).2 Certificate of Amendment to the Certificate of Incorporation of Equitex, Inc. - Designation of Preferences, Limitations and Relative Rights of the Series E Convertible Preferred Stock of Equitex, Inc. INCORPORATED BY REFERENCE TO THE REGISTRANT'S REPORT ON FORM 8-K AS FILED WITH THE COMMISSION ON SEPTEMBER 8, 1999 (FILE NO. 814-00036)

3(i).3 Certificate of Amendment to the Certificate of Incorporation of Equitex, Inc. - Designation of Preferences, Limitations and Relative Rights of the Series F Convertible Preferred Stock of Equitex, Inc. INCORPORATED BY REFERENCE TO THE REGISTRANT'S REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000 AS FILED WITH THE COMMISSION ON APRIL 5, 2001 (FILE NO. 000-12374)

3(i).4 Certificate of Amendment to the Certificate of Incorporation of Equitex, Inc. - Designation of Preferences, Limitations and Relative Rights of the Series G Convertible Preferred Stock of Equitex, Inc. INCORPORATED BY REFERENCE TO THE REGISTRANT'S REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000 AS FILED WITH THE COMMISSION ON APRIL 5, 2001 (FILE NO. 000-12374)

3(i).5 Certificate of Amendment to the Certificate of Incorporation of Equitex, Inc. - Designation of Preferences, Limitations and Relative Rights of the Series H Convertible Preferred Stock of Equitex, Inc. INCORPORATED BY REFERENCE TO THE REGISTRANT'S REGISTRATION STATEMENT ON FORM S- 3/A AS FILED WITH THE COMMISSION ON JULY 23, 2001 (FILE NO. 333-64408)

3(i).6 Certificate of Amendment to the Certificate of Incorporation of Equitex, Inc. - Amended Certificate of Designation of Series H 8% Convertible Preferred Stock of Equitex, Inc.

          INCORPORATED BY REFERENCE TO THE REGISTRANT'S REGISTRATION STATEMENT ON FORM S-3/A AS FILED WITH THE COMMISSION ON JULY 23, 2001 (FILE NO. 333-64408)

3(i).7 Certificate of Amendment to the Certificate of Incorporation of Equitex, Inc. dated June 29, 2001. INCORPORATED BY REFERENCE TO THE REGISTRANT'S REGISTRATION STATEMENT ON FORM S-3/A AS FILED WITH THE COMMISSION ON JULY 23, 2001 (FILE NO. 333-64408)

3(i).8 Certificate of Amendment to the Certificate of Incorporation of Equitex, Inc. - Designation of Preferences, Limitations and Relative Rights of the Series I Convertible Preferred Stock of Equitex, Inc. INCORPORATED BY REFERENCE TO THE REGISTRANT'S CURRENT REPORT ON FORM 8-K/A AS FILED WITH THE COMMISSION ON OCTOBER 22, 2001 (FILE NO.000-12374)

4.1 Form of Warrant Agreement for Warrants Exercisable at Weighted Average Price of $5.65 INCORPORATED BY REFERENCE TO THE REGISTRANT'S CURRENT REPORT ON FORM 8-K/A AS FILED WITH THE COMMISSION ON OCTOBER 22, 2001 (FILE NO.000-12374)

4.2 Form of Warrant Agreement for Warrants Exercisable at Nominal Price of $0.02 INCORPORATED BY REFERENCE TO THE REGISTRANT'S CURRENT REPORT ON FORM 8-K/A AS FILED WITH THE COMMISSION ON OCTOBER 22, 2001 (FILE NO.000-12374)

4.3       Registration Rights Agreement dated August 3, 2001 (PREVIOUSLY FILED)

4.4 Form of Warrant Agreement for warrants exercisable at $3.84 in connection with Chex Services. INCORPORATED BY REFERENCE TO THE REGISTRANT'S CURRENT REPORT ON FORM 8-K AS FILED WITH THE COMMISSION ON JANUARY 7, 2002 (FILE NO. 333-12374)

5.1       Opinion of Friedlob Sanderson Paulson & Tourtillott, LLC (PREVIOUSLY
          FILED)

10.1 Employment Agreement between Equitex, Inc. and James P. Welbourn INCORPORATED BY REFERENCE TO THE REGISTRANT'S CURRENT REPORT ON FORM 8-K AS FILED WITH THE COMMISSION ON JANUARY 7, 2002 (FILE NO. 333-12374)

23.1      Consent of Friedlob Sanderson Paulson & Tourtillott, LLC - see Exhibit
          5.1

23.2 Consent of Independent Certified Public Accountants, Gelfond Hochstadt Pangburn, P.C. (Filed herewith)

23.3      Independent Auditor's Consent, McGladrey & Pullen, LLP (FILED
          HEREWITH)

23.4      Independent Auditor's Consent, McGladrey & Pullen, LLP (FILED
          HEREWITH)

23.5 Consent of Independent Certified Public Accountants, Silverman Olson Thorvilson & Kaufmann, Ltd. (FILED HEREWITh)

23.6 Consent of Independent Certified Public Accountants, BDO Seidman (FILED HEREWITH)

24.1      Power of Attorney (PREVIOUSLY FILED)

----------------------------

ITEM 17 - UNDERTAKINGS

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13 (a) or 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (5) The undersigned hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, State of Florida, on May 3, 2002.

                               EQUITEX, INC.



                               By /s/ Henry Fong
                                  ---------------------------------------
                                     Henry Fong, President, Treasurer and
                                     Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES                               TITLE                        DATE
----------                               -----                        ----

/s/ Henry Fong                    Principal Financial and        May 3, 2002
----------------------------      Accounting Officer and
Henry Fong                        Director


/s/ Russell L. Casement*          Director                       May 3, 2002
----------------------------
Russell L. Casement

/s/ Aaron A. Grunfeld*            Director                       May 3, 2002
----------------------------
Aaron A. Grunfeld

/s/ Joseph W. Hovorka*            Director                       May 3, 2002
----------------------------
Joseph W. Hovorka

/s/ James P. Welbourn*            Director                       May 3, 2002
----------------------------
James P. Welbourn

/s/ Scott A. Lucas*               Director                       May 3, 2002
----------------------------
Scott A. Lucas


*/s/ Henry Fong                                                  May 3, 2002
----------------------------
Henry Fong, Attorney-in-Fact